Exhibit 10.15

RESTATED LOAN AGREEMENT

Between

ZIONS FIRST NATIONAL BANK

Lender

and

1-800 CONTACTS, INC.

Borrower

Effective Date: February 27, 2004

LOAN AGREEMENT

Table of Contents

1.	Definitions
	1.1	Definitions
2.	Loan Description
	2.1	Amount of Loan
	2.2	Nature and Duration of Loan
	2.3	Promissory Note
	2.4	Notice and Manner of Borrowing
	2.5	Limitations on Advances
	2.6	Closing Fee
	2.7	Non-Use Fee
	2.8	Letter of Credit Fee
	2.9	Payment of Prior Loan
	2.10	Automatic Debit of Borrower’s Account
3.	Security for Loan
	3.1	Collateral
	3.2	Release of Lender as Condition to Lien Termination
4.	Conditions to Loan Disbursements
	4.1	Conditions to Loan Disbursements
	4.2	No Default, Adverse Change, False or Misleading Statement
5.	Representations and Warranties
	5.1	Organization and Qualification
	5.2	Authorization
	5.3	Subsidiaries
	5.4	No Governmental Approval Necessary
	5.5	Accuracy of Financial Statements
	5.6	No Pending or Threatened Litigation
	5.7	Full and Accurate Disclosure
	5.8	Compliance with ERISA
	5.9	Compliance with USA Patriot Act
	5.10	Compliance with All Other Applicable Law
	5.11	Environmental Representations and Warranties
	5.12	Operation of Business
	5.13	Payment of Taxes
	5.14	Licensing and Distribution Agreements
6.	Borrower’s Covenants
	6.1	Use of Proceeds
	6.2	Continued Compliance with ERISA
	6.3	Compliance with USA Patriot Act
	6.4	Continued Compliance with Applicable Law
	6.5	Subsidiaries
	6.6	Prior Consent for Amendment or Change

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	6.7	Payment of Taxes and Obligations
	6.8	Financial Statements and Reports
	6.9	Financial Covenants
	6.10	Insurance
	6.11	Inspection
	6.12	Operation of Business
	6.13	Maintenance of Records and Properties
	6.14	Notice of Claims
	6.15	Environmental Covenants
	6.16	Exclusive Negative Pledge
	6.17	Restriction on Debt
	6.18	Mergers, Consolidations, and Purchase and Sale of Assets
	6.19	Dividends
	6.20	Loans and Investments
	6.21	Intercompany Transfers of Assets
	6.22	Covenants for Post-Closing Events
7.	Default
	7.1	Events of Default
	7.2	No Waiver of Event of Default
8.	Remedies
	8.1	Remedies upon Event of Default
	8.2	Rights and Remedies Cumulative
	8.3	No Waiver of Rights
9.	General Provisions
	9.1	Restated Loan Agreement
	9.2	Governing Agreement
	9.3	Borrower’s Obligations Cumulative
	9.4	Payment of Expenses and Attorney’s Fees
	9.5	Right to Perform for Borrower
	9.6	Assignability
	9.7	Third Party Beneficiaries
	9.8	Governing Law
	9.9	Severability of Invalid Provisions
	9.10	Interpretation of Loan Agreement
	9.11	Survival and Binding Effect of Representations, Warranties, and Covenants
	9.12	Indemnification
	9.13	Environmental Indemnification
	9.14	Interest on Expenses and Indemnification, Collateral, Order of Application
	9.15	Limitation of Consequential Damages
	9.16	Waiver and Release of Claims
	9.17	Revival Clause
	9.18	Arbitration
	9.19	Consent to Utah Jurisdiction and Exclusive Jurisdiction of Utah Courts
	9.20	Notices

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RESTATED LOAN AGREEMENT

This Restated Loan Agreement is made and entered into by and between Zions First National Bank and 1-800 CONTACTS, INC.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Definitions

1.1                                 Definitions

Terms defined in the singular shall have the same meaning when used in the plural and vice versa.  As used herein, the term:

“Approved Subsidiary Loans” means Subsidiary Loans for which Lender has granted prior written approval.  Lender’s approval will be conditioned upon, among other things, loan documentation acceptable to lender and assignment and granting of a security interest in the Subsidiary Loans and the Subsidiary Loan Documents.  The IGEL Acquisition/ClearLab Debt Instruments, the Existing Lens 1st Subsidiary Loan, the Existing ClearLab Subsidiary Loan, and the Existing Shayna Subsidiary Loan are hereby each approved as an Approved Subsidiary Loan.

“Aquasoft” means AQUASOFT, LLC, a limited liability company organized and existing under the laws of the State of Utah, its successors, and, if permitted, assigns.

“Article 8 Opt-In” means provisions in the Organizational Documents of a limited liability company to provide (i) the membership interests of the limited liability company are a security and are governed by Article 8 of the Uniform Commercial Code, as adopted now or in the future in the State of Utah, (ii) the limited liability company shall issue certificates evidencing the ownership of the membership interests and maintain a ledger demonstrating the issuance, surrender, transfer and ownership of such certificates, and (iii) such provisions may not be amended, modified, terminated, rescinded, or repealed without the prior written consent of Lender so long as the Loan is outstanding and unpaid.

“Asset Purchase Agreement” means the Asset Purchase Agreement dated May 4, 2002 by and among ClearLab (then known as IGEL Acquisition, Co. Pte. Ltd.) International Vision Laboratories Pte. Ltd., IGEL Visioncare Pte. Ltd., IGEL CM Laboratory Pte. Ltd., Stephen D. Newman, and Sinduchajana Sulistyo.

“Banking Business Day” means any day not a Saturday, Sunday, legal holiday in the State of Utah, or day on which national banks in the State of Utah are authorized to close.

“Borrower” means 1-800 CONTACTS, INC., a corporation organized and existing under the laws of the State of Delaware, its successors, and, if permitted, assigns.

“CL I” means CL I, Inc., a corporation organized and existing under the laws of the State of Utah, its successors, and, if permitted, assigns.

“CL II” means CL II, Inc., a corporation organized and existing under the laws of the State of Utah, its successors, and, if permitted, assigns.

“CL III” means CL III, Inc., a corporation organized and existing under the laws of the State of Utah, its successors, and, if permitted, assigns.

“CL4” means CL 4, L.L.C., a limited liability company organized and existing under the laws of the State of Utah, its successors, and, if permitted, assigns.

“ClearLab” means ClearLab Pte. Ltd., a private company limited by shares organized and existing under the laws of the Republic of Singapore, successor by change of name to IGEL Acquisition Co. Pte. Ltd., its successors, and, if permitted, assigns.

“Collateral” shall have the meaning set forth in Section 3.1 Collateral.

“Contacts Japan” means 1-800 CONTACTS Japan, KK, a corporation organized and existing under the laws of Japan, its successors, and, if permitted, assigns.

“Contacts Texas” means 1-800 CONTACTS TEXAS, INC., a corporation organized and existing under the laws of the State of Texas, its successors, and, if permitted, assigns.

“DBS/ATD Default” means an event of default by ClearLab (then known as IGEL Acquisition Co. Pte. Ltd.) under its obligations to Development Bank of Singapore Ltd relating to an eight million six hundred seventy thousand dollar ($8,670,000.00) (Singapore) loan made in connection with the Asset Purchase Agreement and/or under ClearLab’s obligations to Alliance Technology and Development Limited under or relating to the Asset Purchase Agreement, which event of default is cured within thirty (30) days of occurrence.

“Debt” means (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations) which are aged more than one hundred twenty (120) days from the billing date and current operating liabilities (other than for borrowed money) which are more than one hundred twenty (120) days past due, (iv) obligations as lessee under capital leases; (v) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (vi) obligations under letters of credit; (vii) obligations under acceptance facilities; (viii) all third party guarantees (excluding inter-company guarantees between Borrower and Subsidiaries or between Subsidiaries), endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase (excluding outstanding purchase orders prior to delivery of the subject goods or performance of the subject services), to provide funds for payment to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; and (ix) obligations secured by any mortgage, deed of trust, lien, pledge, or security interest or other charge or encumbrance on property, whether or not the obligations have been assumed.

“Dollar” and “$” mean United States of America dollars unless indicated otherwise.

“Domestic Subsidiaries” means CL I, CL II, CL III, Lens 1st, CL4, Aquasoft, Evision, Contacts Texas, and any other domestic entity, now existing or formed or acquired in the future, in which Borrower and/or any Subsidiary, individually or collectively, owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding securities or ownership interests having ordinary voting power.

“EBITDA” means net income (excluding extraordinary gains and losses realized other than in the ordinary course of business) before interest, taxes, depreciation, and amortization, and other non-cash charges determined in accordance with generally accepted accounting principles consistent with the financial statements of Borrower previously delivered to Lender, provided that for any calculation based upon a Trailing Twelve Month period which includes any of the fiscal months of October, November or December, 2003 or January, 2004, the sum of two hundred thousand dollars ($200,000.00) for each such month in 2003 and four hundred fifteen thousand dollars ($415,000.00) for January, 2004, shall be added to the EBITDA amount determined pursuant to the foregoing definition.

“Effective Date” shall mean the date the parties intend this Loan Agreement to become binding and enforceable, which is the date stated at the conclusion of this Loan Agreement.

“Environmental Condition” shall mean any condition involving or relating to Hazardous Materials and/or the environment affecting the Real Property, which results in any damage, loss, cost, expense, claim, demand, order, or liability to or against Borrower, the Subsidiaries, or Lender by any third party (including, without limitation, any government entity), including, without limitation, any condition resulting from the operation of Borrower’s or any Subsidiaries’ business and/or operations in the vicinity of the Real Property and/or any activity or operation formerly conducted by any person or entity on or off the Real Property.

“Environmental Health and Safety Law” shall mean any legal requirement that requires or relates to:

a.                                       advising appropriate authorities, employees, or the public of intended or actual releases of Hazardous Materials, violations of discharge limits or other prohibitions, and of the commencement of activities, such as resource extraction or construction, that do or could have significant impact on the environment;

b.                                      preventing or reducing to acceptable levels the release of Hazardous Materials;

c.                                       reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

d.                                      assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

e.                                       protecting resources, species, or ecological amenities;

f.                                         use, storage, transportation, sale, or transfer of Hazardous Materials or other potentially harmful substances;

g.                                      cleaning up Hazardous Materials that have been released, preventing the threat of release, and/or paying the costs of such clean up or prevention; or

h.                                      making responsible parties pay for damages done to the health of others or the environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Event of Default” shall have the meaning set forth in Section 7.1 Events of Default.

“Evision” means Evision, Inc., a corporation organized and existing under the laws of the State of Oregon, its successors, and, if permitted, assigns.

“Existing ClearLab Subsidiary Loan” means an existing Subsidiary Loan or Subsidiary Loans to ClearLab, excluding the IGEL Acquisition/ClearLab Debt Instruments, not to exceed an aggregate outstanding principal balance of five million eight hundred fifty-nine thousand four hundred eighty-five dollars ($5,859,485.00).

“Existing Debt” means all Debt of Borrower and all Subsidiaries which is existing and outstanding as of the Effective Date.

“Existing Lens 1st Subsidiary Loan” means an existing Subsidiary Loan or Subsidiary Loans to Lens 1st not to exceed an aggregate outstanding principal balance of one million four hundred thirty-five thousand dollars ($1,435,000.00) less the Lens 1st Equity Allocation.

“Existing Loan Agreement” means the Loan Agreement dated July 22, 2002 between Lender and Borrower.

“Existing Loan Documents” means the Loan Documents as defined in the Existing Loan Agreement.

“Existing Shayna Subsidiary Loan” means an existing Subsidiary Loan or Subsidiary Loans to Shayna not to exceed an aggregate outstanding principal balance equal to four million three hundred eighty-four thousand dollars ($4,384,000.00) less the Shayna Equity Allocation.

“Existing Third Party Debt” means Existing Debt owing to a party other than Lender, Borrower or a Subsidiary.

“Foreign Subsidiaries” means Contacts Japan, ClearLab, Shayna, VisionTec and any other foreign entity, now existing or formed or acquired in the future, in which Borrower and/or any Subsidiary, individually or collectively, owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding securities or ownership interests having ordinary voting power.

“Formula Default” means an Event of Default based upon failure of Borrower to timely comply with the provisions of Section 2.5, Limitations on Advances.

“Hazardous Materials” means (i) “hazardous waste” as defined by the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et. seq.), including any future amendments thereto, and regulations promulgated thereunder, and as the term may be defined by any contemporary state counterpart to such act; (ii) “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et. seq.), including any future amendments thereto, and regulations promulgated thereunder, and as the term may be defined by any contemporary state counterpart of such act; (iii) asbestos; (iv) polychlorinated biphenyls; (v) underground or above ground storage tanks, whether empty or filled or partially filled with any substance; (vi) any substance the presence of which is or becomes prohibited by any federal, state, or local law, ordinance, rule, or regulation; and (vii) any substance which under any federal, state, or local law, ordinance, rule or regulation requires special handling or notification in its collection, storage, treatment, transportation, use or disposal.

“IGEL Acquisition/ClearLab Debt Instruments” means the Unsecured Promissory Note dated July 22, 2002 executed by ClearLab (then known as IGEL Acquisition Co. Pte Ltd) in favor of Borrower in the original principal amount of six million six hundred twenty-eight thousand five hundred fifteen dollars and eighty-five cents ($6,628,515.85) and the Loan Agreement dated July 22, 2002 between ClearLab (then known as IGEL Acquisition Co. Pte Ltd) and Borrower evidencing the debt investment by Borrower in ClearLab which was made in connection with the Asset Purchase Agreement, and any and all renewals, extensions, modifications, and replacements thereof.

“Intellectual Property Assets” means (i) all right, title and interest of Borrower in and to patent applications and patents, including, without limitation, all proceeds thereof (such as, by way of example, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world, and all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof (collectively, the “Patents”); (ii) all right, title and interest of Borrower in and to trademark applications and trademarks, including, without limitation, all renewals thereof, all proceeds thereof (such as, by way of example, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, and all rights corresponding thereto throughout the world, and the good will of the business to which each of the Trademarks relates (collectively, the “Trademarks”); (iii) all copyrights of Borrower and all rights and interests of every kind of Borrower in copyrights and works protectible by copyright, and all renewals and extensions thereof, and in and to the copyrights and rights and interests of every kind or nature in and to all works based upon, incorporated in, derived from, incorporating or relating to any of the foregoing or from which any of the foregoing is derived, and all proceeds thereof (such as, by way of example, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, and all rights corresponding thereto throughout the world (collectively, the “Copyrights”); (iv) all of Borrower’s trade secrets and other proprietary information, and all proceeds thereof (collectively, the “Trade Secrets”); (v) all right, title, and interest of Borrower in, to and under license agreements and contracts concerning Patents,

Trademarks, Copyrights, and Trade Secrets, all amendments, modifications, and replacements thereof, all royalties and other amounts owing thereunder, and all proceeds thereof (collectively, the “Licenses”); (vi) all internet domain names and addresses of Borrower and all proceeds thereof; and (vii) the phone number 1-800-CONTACTS.

“Lender” means Zions First National Bank, its successors, and assigns.

“Lens 1st” means Lens 1st Holding Company, a corporation organized and existing under the laws of the State of Utah, its successors, and, if permitted, assigns.

“Lens 1st Equity Allocation” means that portion of an existing outstanding advance of one million four hundred thirty-five thousand dollars ($1,435,000.00) made by Borrower to Lens 1st which Borrower determines will be treated as an equity investment and not debt.

“LIBOR Rate Applicable Margin” means two and seventy-five hundredths percent (2.75%) until July 31, 2004, and thereafter:

a.                                       If the Maximum Leverage Ratio is greater than three (3.0), three and twenty-five hundredths percent (3.25%).

b.                                      If the Maximum Leverage Ratio is greater than two and five-tenths (2.5) but less than or equal to three (3.0), two and seventy-five hundredths percent (2.75%).

c.                                       If the Maximum Leverage Ratio is greater than two (2.0) but less than or equal to two and five-tenths (2.5), two and twenty-five hundredths percent (2.25%).

d.                                      If the Maximum Leverage Ratio is less than or equal to two (2.0), two percent (2.0%).

“Loan” means the reducing revolving line of credit loan to be made pursuant to Section 2 Loan Description.

“Loan Agreement” means this agreement, together with any exhibits, amendments, addendums, and modifications.

“Loan Documents” means the Loan Agreement, Promissory Note, Security Documents, all other agreements and documents contemplated by any of the aforesaid documents, and all amendments, modifications, addenda, and replacements, whether presently existing or created in the future.

“Material Adverse Change” means a material adverse change in (i) the business, assets, Real Property, condition (financial or otherwise), results of operations, or future business prospects of Borrower and its Subsidiaries taken as a whole, or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Lender thereunder.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, Real Property, condition (financial or otherwise), results of operations, or future business prospects of Borrower and its Subsidiaries taken as a whole, or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Lender thereunder.

“Maximum Available Advance Amount” means twenty-eight million dollars ($28,000,000.00) through June 1, 2004, and reducing thereafter on June 1, 2004 and on the first day of each September, December, March and June until maturity of the Promissory Note, by the amount of four hundred thousand dollars ($400,000.00).

“Maximum Leverage Ratio” means the maximum leverage ratio set forth in Subsection c of Section 6.9, Financial Covenants.

“Organizational Documents” means, in the case of a corporation, its Articles of Incorporation and By-Laws; in the case of a general partnership, its Articles of Partnership; in the case of a limited partnership, its Articles of Limited Partnership; in the case of a limited liability company, its Articles of Organization and Operating Agreement or Regulations, if any; in the case of a limited liability partnership, its Articles of Limited Liability Partnership or similar documents; and all amendments, modifications, and changes to any of the foregoing which are currently in effect.

“Payment Default” means an Event of Default based upon failure of Borrower to timely make any payment to Lender under the Promissory Note.

“Permitted Debt” means (i) debt contemplated by this Loan Agreement; (ii) debt of Borrower and Domestic Subsidiaries not to exceed an aggregate, outstanding principal amount of five million dollars ($5,000,000.00) in excess of the Existing Third Party Debt; (iii) Existing Debt; (iv) Permitted Subsidiary Loans; (v) VisionTec Acquisition Debt; (vi) a line of credit in favor of VisionTec existing prior to the acquisition of VisionTec by Shayna and Borrower, which shall not exceed a principal amount of five hundred thousand dollars ($500,000.00) after completion of such acquisition; and (vii) existing capital leases of VisionTec in the amount of approximately one hundred twenty-five thousand dollars ($125,000.00).

“Permitted Subsidiary Loans” means (i) Subsidiary Loans to Subsidiaries other than Lens 1st, ClearLab, and Shayna which do not exceed at any time outstanding principal of two hundred fifty thousand dollars ($250,000.00) per Subsidiary, (ii) the Existing Lens 1st Subsidiary Loan (iii) the Existing ClearLab Subsidiary Loan, (iv) the Existing Shayna Subsidiary Loan, and (v) Approved Subsidiary Loans.

“Prime Rate Applicable Margin” means seventy-five hundredths percent (.75%) until July 31, 2004, and thereafter:

a.                                       If the Maximum Leverage Ratio is greater than three (3.0), one and twenty-five hundredths percent (1.25%).

b.                                      If the Maximum Leverage Ratio is greater than two and five-tenths (2.5) but less than or equal to three (3.0), seventy-five hundredths percent (.75%).

c.                                       If the Maximum Leverage Ratio is greater than two (2.0) but less than or equal to two and five-tenths (2.5), twenty-five hundredths percent (.25%).

d.                                      If the Maximum Leverage Ratio is less than or equal to two (2.0), zero percent (0%).

“Promissory Note” means the Promissory Note (Reducing Revolving Line of Credit) to be executed by Borrower pursuant to Section 2.3 Promissory Note in the form of Exhibit A hereto, which is incorporated herein by reference, and any and all renewals, extensions, modifications, and replacements thereof.

“Real Property” means any and all real property or improvements thereon owned or leased by Borrower or in which Borrower has any other interest of any nature whatsoever.

“SEC” means the United States Securities and Exchange Commission.

“Security Documents” means all security agreements, assignments, pledges, financing statements, deeds of trust, mortgages, and other documents which create or evidence any security interest, assignment, lien or other encumbrance in favor of Lender to secure any or all of the obligations created or contemplated by any of the Loan Documents, and all amendments, modifications, addenda, and replacements, whether presently existing or created in the future.

“Shayna” means Shayna Limited, a private limited company organized and existing under the laws of England, its successors, and, if permitted, assigns.

“Shayna Equity Allocation” means that portion of an existing outstanding advance of four million three hundred eighty-four thousand dollars ($4,384,000.00) made by Borrower to Shayna which Borrower determines will be treated as an equity investment and not debt.

“Subsidiaries” means the Domestic Subsidiaries and the Foreign Subsidiaries.

“Subsidiary Loans” means loans from Borrower to any of the Subsidiaries, and all amendments, modifications, addenda and replacements, whether presently existing or made in the future.  Subsidiary Loans include the loan evidenced by the IGEL Acquisition/ClearLab Debt Instruments, the Existing Lens 1st Subsidiary Loan, the Existing ClearLab Subsidiary Loan, and the Existing Shayna Subsidiary Loan.

“Subsidiary Loan Documents” means all promissory notes, loan agreements, security agreements, assignments, pledges, financing statements, deeds of trust, mortgages, guarantees, and other documents which create or evidence Subsidiary Loans, and all amendments, modifications, addenda and replacements, whether presently existing or created in the future.

“Sweep Account” means the U.S. Government Money Market Sweep Account described in the Sweep Account Agreement, Account No. 024-75488-9.

“Sweep Account Agreement” means the Zions First National Bank Government Money Market Sweep Account Agreement dated February 27, 2004 between Borrower and Lender, and all amendments, modifications, and replacements thereof.

“Trailing Twelve Month” means the twelve (12) fiscal month period immediately preceding the date of calculation.

“Unused Facility Fee Applicable Margin” means five-tenths percent (.5%) until July 31, 2004, and thereafter:

a.                                       If the Maximum Leverage Ratio is greater than two and five-tenths (2.5), five-tenths percent (.5%).

b.                                      If the Maximum Leverage Ratio is less than or equal to two and five-tenths (2.5), thirty-eight hundredths percent (.38%).

“VisionTec” means VisionTec CL Ltd., a private company organized and existing under the laws of England, its successors, and, if permitted, assigns.

“VisionTec Acquisition Debt” means Loan Note Instruments issued from time to time by Shayna, Borrower or a Foreign Subsidiary, pursuant to agreements for the acquisition of VisionTec by Shayna and Borrower.

2.                                       Loan Description

2.1                                 Amount of Loan

Upon fulfillment of all conditions precedent set forth in Section 4 Conditions to Loan Disbursements, and so long as no Event of Default exists, Lender agrees to loan Borrower twenty eight million dollars ($28,000,000.00) as a reducing revolving line of credit.

2.2                                 Nature and Duration of Loan

The Loan shall be a reducing revolving loan payable in full upon the dates and upon the terms and conditions provided in the Promissory Note.  Lender and Borrower intend the Loan to be in the nature of a line of credit under which Borrower may repeatedly draw and repay funds on a revolving basis in accordance with the terms and conditions of this Loan Agreement and the Promissory Note.  The right of Borrower to draw funds and the obligation of Lender to advance funds shall not accrue until all of the conditions set forth in Section 4 Conditions to Loan Disbursements have been fully satisfied, and shall terminate:  (i) upon occurrence of an Event of Default or (ii) upon maturity of the Promissory Note, unless the Promissory Note is renewed or extended by Lender in which case such termination shall occur upon the maturity of the final renewal or extension of the Promissory Note.  Upon such termination, any and all amounts owing to Lender pursuant to the Promissory Note shall thereupon be due and payable in full.

Upon request of Borrower, commercial or standby letters of credit for the account of Borrower may be issued against the Promissory Note, provided that the aggregate face amount of all such letters of credit which are outstanding or payable may not exceed fifteen million dollars ($15,000,00.00) at any time.  The terms, conditions, and maturity of any such letters of credit shall be reasonably acceptable to Lender.  In addition to the letter of credit fee provided below, Borrower shall pay Lender’s standard and customary charges for issuance of letters of credit.  Borrower shall submit such documents and applications for issuance of letters of credit as are required by Lender.  Upon issuance of any letter of credit against the Promissory Note, an amount equal to the letter of credit shall be deducted from the amount available for disbursement on the Promissory Note and will not be available to Borrower so long as the letter of credit is outstanding or subject to payment.  Upon submission of any drawing under any such letter of credit which is honored by Lender, the amount of the drawing shall thereupon be immediately disbursed under the Promissory Note for payment of the drawing.  Interest on such amount shall accrue under the Promissory Note only from the date of disbursement of funds to pay a drawing.

2.3                                 Promissory Note

The Loan shall be evidenced by the Promissory Note.  The Promissory Note shall be executed and delivered to Lender prior to disbursement of any of the Loan.

2.4                                 Notice and Manner of Borrowing

Borrower shall give Lender at least two (2) Banking Business Days notice of any advances requested under the Promissory Note.  Any advances shall be in a minimum amount of at least five hundred thousand dollars ($500,000.00) and shall be only in multiples thereof.

Additionally, at the election of Borrower, the Promissory Note may be linked to the Sweep Account pursuant to the Sweep Account Agreement.  Borrower may unilaterally terminate the Sweep Account at any time.  Except as expressly modified hereby, the terms and conditions of the Sweep Account Agreement shall remain in full force and effect.

All references in the Sweep Account Agreement to the “Commercial Loan Line with Zions Bank” are amended to refer to the Loan.

If such election is made, (i) Lender is authorized and directed to disburse funds under the Promissory Note for deposit into the Sweep Account on each Banking Business Day as needed to cover all checks and other charges against the Sweep Account; (ii) disbursements shall be made up to the Maximum Available Advance Amount; (iii) upon occurrence of an Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default, Lender may, in its sole discretion, cease all disbursements under the Promissory Note into the Sweep Account; and (iv) Lender is authorized and directed to disburse all collected funds in the Sweep Account on each Banking Business Day to Lender to be applied on the Promissory Note.

It is acknowledged that posting of credits and debits to and from the Sweep Account are made one Banking Business Day after the transactions occur and back dated to the prior Banking Business Day.

2.5                                 Limitations on Advances

Notwithstanding anything to the contrary in the Loan Documents, no advance shall be made on the Promissory Note if, after making the requested advance, the total principal amount of all advances outstanding, together with the amount of all outstanding letters of credit issued against the Promissory Note pursuant to Section 2.2 Nature and Duration of Loan, will exceed (i) the Maximum Available Advance Amount, and (ii) at all times when the Maximum Leverage Ratio is greater than two and five-tenths (2.5), the book value, as determined by generally accepted accounting principles consistent with those used in preparation of the financial statements of Borrower and Subsidiaries submitted to Lender, of Borrower’s inventory.

Borrower will at all times when the Maximum Leverage Ratio is greater than two and five-tenths (2.5) maintain inventory so that the aggregate, principal amount of all advances at any time outstanding and unpaid on the Promissory Note shall be in compliance with this requirement.  If at any time the aggregate, principal amount of all such advances outstanding and unpaid exceeds the amount allowable under this requirement or the Maximum Available Advance Amount, Borrower shall immediately make payment to Lender in a sufficient amount to bring the amount of such advances back into compliance.  If the foregoing covenant requires prepayment of an advance based on the LIBOR Rate (as defined in the Promissory Note) prior to the last day of the applicable Interest Period (as defined in the Promissory Note), such prepayment shall be subject to a prepayment fee as provided in the Promissory Note.

2.6                                 Closing Fee

Upon execution and delivery of this Loan Agreement, and satisfaction of all conditions required to fund the Loan, Borrower shall pay Lender a closing fee of one hundred forty thousand dollars ($140,000.00).  No portion of such fee shall be refunded in the event of early termination of this Loan Agreement or any termination or reduction of the right of Borrower to request advances under this Loan Agreement.  Lender is authorized and directed, upon execution of this Loan Agreement and confirmation that funds are available for disbursement to Borrower under the Loan, to disburse a sufficient amount of the Loan proceeds to pay the closing fee in full.

2.7                                 Non-Use Fee

Borrower shall pay to Lender a non-use fee for the Loan for so long as this Loan Agreement is in effect.  The non-use fee shall be an amount equal to the Unused Facility Fee Applicable Margin per annum of the unused portion of the Loan or, if less, the unused portion of the Loan which is available to be advanced based upon Borrower’s inventory as provided in Section 2.5, Limitations on Advances, calculated on the average unused portion of the Loan for each calendar quarter or portion thereof.  The fee shall be payable quarterly, in arrears, and shall be due no later than the fifth Banking Business Day after the first day of the month following each calendar quarter.  Changes in the Unused Facility Fee Applicable Margin shall take effect on the later of (i) the first day of the month following forty-five (45) days after the end of each fiscal quarter of Borrower, or (ii) provided no Event of Default exists, the first day of the month following receipt by Lender of the monthly financial statements for the quarter or quarterly financial statements provided in Section 6.8, Financial Statements and Reports.

2.8                                 Letter of Credit Fee

Borrower shall pay to Lender a letter of credit fee for each letter of credit issued against the Promissory Note.  The fee for standby letters of credit shall be the amount of the letter of credit multiplied by the LIBOR Rate Applicable Margin.  The fee for commercial letters of credit shall be the amount of the letter of credit multiplied by .125% for each ninety (90) day period or portion thereof until maturity of the letter of credit.

2.9                                 Payment of Prior Loan

The Promissory Note succeeds and replaces that certain Promissory Note (Revolving Line of Credit) dated July 22, 2002 executed by Borrower in favor of Lender in the original principal amount of twenty million dollars ($20,000,000.00) and that certain Promissory Note (Amortizing Term Loan) dated July 22, 2002, executed by Borrower in favor of Lender in the original principal amount of ten million dollars ($10,000,000.00), as extended.  Lender is authorized and directed to disburse a sufficient amount of the funds pursuant to the Promissory Note to pay in full all obligations owing under the aforesaid Promissory Notes.  Lender agrees to waive any prepayment fees on the aforesaid Promissory Note.

2.10                           Automatic Debit of Borrower’s Account

Lender is authorized and directed to establish automatic debits to Borrower’s Account No. 071-01403-9 with Lender for payment of interest on the Promissory Note and for payment of non-use fees and letter of credit fees.

3.                                       Security for Loan

3.1                                 Collateral

The Loan, Promissory Note, and all obligations of Borrower under the Loan Documents shall be secured by such collateral as is provided in the Security Documents (the “Collateral”), which shall consist of the following, whether now existing or hereafter created: (i) a blanket lien on all assets of Borrower, including, the Intellectual Property Assets, including, without limitation, the mark “1-800 CONTACTS”; (ii) the IGEL Acquisition/ClearLab Debt Instruments; (iii) the Subsidiary Loans and the Subsidiary Loan Documents; (iv) one hundred percent (100%) of the issued and outstanding stock and equity and ownership interests in the Domestic Subsidiaries except Contacts Texas; and (v) sixty-five percent (65%) of the issued and outstanding stock and equity and ownership interests in the Foreign Subsidiaries directly owned by Borrower.

Any and all UCC Financing Statements previously filed by Lender with Borrower as debtor may, at the discretion of Lender, remain of record and shall constitute notice of Lender’s security interest in the Collateral.

3.2                                 Release of Lender as Condition to Lien Termination

In recognition of Lender’s right to have all its attorneys fees and expenses incurred in connection with this Loan Agreement secured by the Collateral, notwithstanding payment in full of the Loan and all other obligations secured by the Collateral, Lender shall not be required to release, reconvey, or terminate any Security Document unless and until Borrower has executed and delivered to Lender a general release substantially in the form attached hereto as Exhibit C.

4.                                       Conditions to Loan Disbursements

4.1                                 Conditions to Loan Disbursements

Lender’s obligation to disburse any of the Loan is expressly subject to, and shall not arise until all of the conditions set forth below have been satisfied.  All of the documents referred to below must be in a form and substance reasonably acceptable to Lender.

a.                                       All of the Loan Documents and all other documents contemplated to be delivered to Lender prior to funding, and all other documents reasonably required by Lender, have been fully executed and delivered to Lender.

b.                                      All of the documents contemplated by the Loan Documents which require filing or recording have been properly filed and recorded so that all of the liens and security interests granted to Lender in connection with the Loan will be properly created and perfected and will have a priority acceptable to Lender.

c.                                       All other conditions precedent provided in or contemplated by the Loan Documents have been performed.

d.                                      As of the date of disbursement of all or any portion of the Loan, the following shall be true and correct:  (i) all representations and warranties made by Borrower in the Loan Documents are true and correct as of the date of such disbursement; and (ii) no Event of Default has occurred and no conditions exist and no event has occurred, which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

e.                                       Lender has completed its due diligence and review with results reasonably acceptable to Lender.

f.                                         Lender has received an opinion of counsel for Borrower and Domestic Subsidiaries from a law firm or law firms or attorney acceptable to Lender.

g.                                      Aquasoft and CL4 have amended their Organizational Documents to provide for the Article 8 Opt-In and issued certificates to Borrower as provided in the amended Organizational Documents.

h.                                      Lender has received the original stock certificates and membership certificates issued to Borrower by the Subsidiaries.

All conditions precedent set forth in this Loan Agreement and any of the Loan Documents are for the sole benefit of Lender and may be waived unilaterally by Lender.

4.2                                 No Default, Adverse Change, False or Misleading Statement

Lender’s obligation to advance any funds at any time pursuant to this Loan Agreement and the Promissory Note shall, at Lender’s sole discretion, terminate upon the occurrence of any Event of Default or upon the occurrence of any change: (i) in any of Borrower’s or Subsidiary’s organization or affairs, (ii) in any matter concerning which an agreement, covenant, representation, or warranty has been made herein, or (iii) upon the determination by Lender that any representations of Borrower made in any of the Loan Documents were materially false or materially misleading when made, which would have a Material Adverse Effect.  Upon the exercise of such discretion, Lender shall be relieved of all further obligations to advance funds under the Loan Documents.

5.                                       Representations and Warranties

5.1                                 Organization and Qualification

Borrower represents and warrants that Borrower is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect, and that Borrower is qualified and in good standing as a foreign corporation in the State of Utah.

Borrower represents and warrants that it has the full power and authority to own its property and to conduct the business in which it engages and to enter into and perform its obligations under the Loan Documents.

Borrower represents and warrants that it has delivered to Lender or Lender’s counsel accurate and complete copies of its Organizational Documents which are operative and in effect as of the Effective Date, which Organizational Documents consist of a Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 11, 1998, and By-Laws adopted as of February 11, 1998.

5.2                                 Authorization

Borrower represents and warrants that the execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by all necessary action on the part of Borrower and are not inconsistent with Borrower’s Organizational Documents or any resolution of the Board of Directors of Borrower, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which Borrower is a party or by which it is bound, and that upon execution and delivery thereof, the

Loan Documents will constitute legal, valid, and binding agreements and obligations of Borrower, enforceable in accordance with their respective terms, except as may be limited by public policy, and subject to laws of general application related to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3                                 Subsidiaries

Borrower represents and warrants that:

a.                                       Aquasoft is a limited liability company organized and existing in good standing under the laws of the State of Utah, and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

b.                                      CL I is a corporation duly organized and is duly existing in good standing under the laws of the State of Utah, and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

c.                                       CL II is a corporation duly organized and is duly existing in good standing under the laws of the State of Utah, and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

d.                                      CL III is a corporation duly organized and is duly existing in good standing under the laws of the State of Utah, and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

e.                                       CL4 is a limited liability company duly organized and is duly existing in good standing under the laws of the State of Utah, and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

f.                                         ClearLab is a private company limited by shares organized and existing in good standing under the laws of the Republic of Singapore, is the successor by change of name to IGEL Acquisition Co. Pte. Ltd., and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect

g.                                      Contacts Japan is a corporation organized and existing in good standing under the laws of Japan, and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

h.                                      Contacts Texas is a corporation duly organized and is duly existing in good standing under the laws of the State of Texas, and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

i.                                          Evision is a corporation organized and existing in good standing under the laws of the State of Oregon, and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

j.                                          Lens 1st is a corporation organized and existing in good standing under the laws of the State of Utah, and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

k.                                       Shayna is a private company organized and existing in good standing under the laws of England, and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

l.                                          VisionTec is a private company organized and existing in good standing under the law of England and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

m.                                    Each of the Subsidiaries has the full power and authority to own its property and to conduct the business in which it engages.

n.                                      Borrower owns one hundred percent (100%) of the issued and outstanding stock, membership interests, or other equity or ownership interests, as the case may be, in the Subsidiaries; provided, however, that VisionTec may be owned by Shayna.

o.                                      There is only one class of stock or other equity or ownership interest issued and outstanding for each of the Subsidiaries.

p.                                      There are no issued and outstanding, or obligation to issue any, warrants, options or other rights of any nature to acquire any stock or other equity or ownership interest in any of the Subsidiaries.

q.                                      As of the date of the initial disbursement of the Loan, the IGEL Acquisition/ClearLab Debt Instruments, the Existing ClearLab Subsidiary Loan, the Existing Lens 1st Loan, the Existing Shayna Subsidiary Loan, the Existing VisionTec Subsidiary Loan, and advances to other Subsidiaries not to exceed in the aggregate two hundred fifty thousand dollars ($250,000.00) to any Subsidiary, are the only debt obligations of any of the Subsidiaries owing to Borrower.

r.                                         Borrower has delivered to Lender or Lender’s counsel accurate and complete copies of the Organizational Documents of each of the Subsidiaries which are operative and in effect as of the Effective Date, which Organizational Documents are listed on Exhibit C hereto.

s.                                       CL I, CL II, CL III, Contacts Texas and Contacts Japan are dormant, do not have any material assets, and are not engaged in any active operations.

t.                                         The business and operations of CL4 consist solely of the purchase of equipment relating to contact lenses and computer equipment at wholesale for immediate resale to Borrower or Domestic Subsidiaries and lobbying activities.

u.                                      The business and operations of ClearLab consist solely of research and development and manufacture of contact lenses and related products in the Republic of

Singapore for sale at wholesale, and sale of products manufactured by VisionTec at wholesale.

v.                                      The business and operations of Lens 1st consist solely of third party contact lens sales fulfillment.

w.                                    The business and operations of Aquasoft consist solely of distribution of Aquasoft brand products.

x.                                        The business and operations of Evision consist solely of sales and marketing of contact lenses and related products.

y.                                      The business and operations of Shayna consist solely of a holding company for the VisionTec acquisition and management functions for foreign operations.

z.                                        The business and operations of VisionTec consist solely of research and development and the manufacturing of contact lenses and related products in England for sale at wholesale.

5.4                                 No Governmental Approval Necessary

Borrower represents and warrants that no consent by, approval of, giving of notice to, registration with, or taking of any other action with respect to or by any foreign, federal, state, or local governmental authority or organization is required for Borrower to be legally bound by the terms of the Loan Documents or for Borrower’s execution, delivery, or performance of the Loan Documents.

5.5                                 Accuracy of Financial Statements

Borrower represents and warrants that all of its audited financial statements heretofore delivered to Lender have been prepared in accordance with generally accepted accounting principles consistently applied and fully and fairly represent Borrower’s financial condition as of the date thereof and the results of Borrower’s operations for the period or periods covered thereby.

Borrower represents and warrants that all of its unaudited financial statements heretofore delivered to Lender fully and fairly represent Borrower’s financial condition as of the date thereof and the results of Borrower’s operations for the period or periods covered thereby and are consistent with other financial statements previously delivered to Lender.

Borrower represents and warrants that since the dates of the most recent audited and unaudited financial statements delivered to Lender, there has been no Material Adverse Change in its financial condition.

Borrower represents and warrants that Exhibit D hereto is a complete and accurate list of all Existing Third Party Debt and all collateral therefor as of Borrower’s Fiscal year ending

January 3, 2004 and that no material change in the Existing Debt or the collateral therefor has occurred since that date.

5.6                                 No Pending or Threatened Litigation

Borrower represents and warrants that except as Lender has been otherwise advised in writing, or as otherwise disclosed in Borrower’s prospectus or other filings with the SEC, there are no actions, suits, or proceedings pending or, to Borrower’s knowledge, threatened against or affecting Borrower or any Subsidiary in any court or before any governmental commission, board, or authority which, if adversely determined, would have a Material Adverse Effect on Borrower’s or any Subsidiary’s financial condition, conduct of Borrower’s or any Subsidiary’s business, or ability of Borrower to perform its obligations under the Loan Documents.

5.7                                 Full and Accurate Disclosure

Borrower represents and warrants that this Loan Agreement, the financial statements referred to herein, any loan application submitted to Lender, and all other statements furnished by Borrower to Lender in connection herewith contain no untrue statement of a material fact and omit no material fact necessary to make the statements contained therein or herein not misleading.  Borrower represents and warrants that it has not failed to disclose to Lender in writing, or as otherwise disclosed in Borrower’s prospectus or other filings with the SEC, any fact that materially and adversely affects, or is reasonably likely to materially and adversely affect, Borrower’s or any Subsidiary’s business, operations, properties, future business prospects, profits, condition (financial or otherwise), or ability of Borrower to perform its obligations under this Loan Agreement or the other Loan Documents.

5.8                                 Compliance with ERISA

Borrower represents and warrants that Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, and the regulations and published interpretations thereunder.  Neither a Reportable Event as set forth in Section 4043 of ERISA or the regulations thereunder (“Reportable Event”) nor a prohibited transaction as set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, has occurred and is continuing with respect to any employee benefit plan established, maintained, or to which contributions have been made by Borrower or any trade or business (whether or not incorporated) which together with Borrower would be treated as a single employer under Section 4001 of ERISA (“ERISA Affiliate”) for its employees which is covered by Title I or Title IV of ERISA (“Plan”); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated which is subject to Title IV of ERISA; no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings to terminate, or appoint a trustee to administer a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from any Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate (“Multi-employer Plan”); Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets equals or exceeds the present value of all vested benefits under or all claims reasonably anticipated against each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder and the applicable statements of the Financial Accounting Standards Board (“FASB”) for calculating the potential liability of Borrower or any ERISA Affiliate under any Plan; neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC (except payment of premiums, which is current) under ERISA.

Borrower, each ERISA Affiliate and each group health plan (as defined in ERISA Section 733) sponsored by Borrower and each ERISA Affiliate, or in which Borrower or any ERISA Affiliate is a participating employer, are in material compliance with, have satisfied and continue to satisfy (to the extent applicable) all requirements for continuation of group health coverage under Section 4980B of the Internal Revenue Code and Sections 601 et seq. of ERISA, and are in material compliance with, have satisfied and continue to satisfy Part 7 (Sections 701 et seq., Sections 711, 712 and 731 et seq.) of ERISA and all corresponding and similar state laws relating to portability, access and renewability of group health benefits and other requirements included in Part 7.

5.9                                 Compliance with USA Patriot Act

Borrower represents and warrants that it is not subject to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower.

5.10                           Compliance with All Other Applicable Law

Except as disclosed in Borrower’s prospectus and other filings with the SEC, Borrower represents and warrants that it has complied with all applicable statutes, rules, regulations, orders, and restrictions of any domestic or foreign government, or any instrumentality or agency thereof having jurisdiction over the conduct of Borrower’s business or the ownership of its properties, which may have a Material Adverse Effect.

5.11                           Environmental Representations and Warranties

Except as disclosed in Borrower’s prospectus and other filings with the SEC, Borrower represents and warrants that no Hazardous Materials are now located on, in, or under the Real Property, nor is there any Environmental Condition on, in, or under the Real Property and neither Borrower nor, to Borrower’s knowledge, after due inquiry and investigation, any other person has ever caused or permitted any Hazardous Materials to be placed, held, used, stored, released, generated, located or disposed of on, in or under the Real Property, or any part thereof, nor caused or allowed an Environmental Condition to exist on, in or under the Real Property, except in the ordinary course of Borrower’s business under conditions that are generally recognized to be appropriate and safe and that are in strict compliance with all applicable Environmental

Health and Safety Laws.  Except as disclosed in Borrower’s prospectus and other filings with the SEC, Borrower further represents and warrants that no investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials and/or an Environmental Condition is proposed, threatened, anticipated or in existence with respect to the Real Property.

5.12                           Operation of Business

Borrower represents and warrants that the nature of the business and operations of Borrower and each Subsidiary are consistent with the reports heretofore provided to Lender by Borrower and the Subsidiaries and that Borrower and the Subsidiaries are not engaged in any business or operations other than the research and development, manufacture and marketing of contact lenses and related products.

Except as disclosed in Borrower’s prospectus and other filings with the SEC, Borrower represents and warrants that Borrower and the Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, materially required to conduct their businesses substantially as now conducted, and neither Borrower nor the Subsidiaries are in violation of any valid rights of others with respect to any of the foregoing.

5.13                           Payment of Taxes

Borrower represents and warrants that Borrower has filed all tax returns (federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies, including interest and penalties, on Borrower’s assets, business and income, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.

5.14                           Licensing and Distribution Agreements

There are no material licensing, distribution or other agreements between Borrower and any vendor or supplier of inventory or raw materials except (i) that certain 1-800 Contacts Qualified Retailer Agreement between Vistakon Division of Johnson & Johnson Vision Care, Inc. (“Vistakon”) and Borrower, dated November 25, 2002, as amended by that certain Agreement dated December 29, 2003 between Vistakon and Borrower; and (ii) that certain letter agreement between CIBA Vision Corporation and Borrower, dated October 24, 2003, and that certain Supply and Purchase Agreement F.O.B. Destination between CIBA Vision Corporation and Borrower dated April 3, 2003, as amended by that certain Supply and Purchase Agreement Addendum between CIBA Vision Corporation and Borrower (undated), complete and accurate copies of which have been provided to Lender or Lender’s counsel.

6.                                       Borrower’s Covenants

Borrower makes the following agreements and covenants, which shall continue so long as this Loan Agreement is in effect and so long as Borrower is indebted to Lender for obligations arising out of, identified in, or contemplated by this Loan Agreement.

6.1                                 Use of Proceeds

Borrower shall use the proceeds of the Loan solely for working capital, other general corporate purposes, Permitted Subsidiary Loans and investments permitted in Section 6.20, Loans and Investments.

Borrower shall not, directly or indirectly, use any of the proceeds of the Loan for prepayment of any debt or obligation owing by Borrower or any Subsidiary without the prior written consent of Lender.

Borrower shall not, directly or indirectly, use any of the proceeds of the Loan for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any person or entity for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or is inconsistent with, Regulation X of said Board of Governors, or for any other purpose not permitted by Section 7 of the Securities Exchange Act of 1934, as amended, or by any of the rules and regulations respecting the extension of credit promulgated thereunder.

6.2                                 Continued Compliance with ERISA

Borrower covenants that, with respect to all Plans (as defined in Section 5.8 Compliance with ERISA) which Borrower or any ERISA Affiliate currently maintains or to which Borrower or any ERISA Affiliate is a sponsoring or participating employer, fiduciary, party in interest or disqualified person or which Borrower or any ERISA Affiliate may hereafter adopt, Borrower and each ERISA Affiliate shall continue to comply with all applicable provisions of the Internal Revenue Code and ERISA and with all representations made in Section 5.8 Compliance with ERISA, including, without limitation, conformance with all notice and reporting requirements, funding standards, prohibited transaction rules, multi-employer plan rules, necessary reserve requirements, and health care continuation, coverage and portability requirements.

6.3                                 Compliance with USA Patriot Act

Borrower shall (a) not be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, and (b) provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

6.4                                 Continued Compliance with Applicable Law

Except as disclosed in Borrower’s prospectus and other filings with the SEC prior to the Effective Date, Borrower shall conduct its business in a lawful manner and in material compliance with all applicable federal, state, and local laws, ordinances, rules, regulations, and orders; shall maintain in good standing all licenses and organizational or other qualifications reasonably necessary to its business and existence; and shall not engage in any business not authorized by and not in accordance with its Organizational Documents and other governing documents.

Except as disclosed in Borrower’s prospectus and other filings with the SEC prior to the Effective Date, Borrower shall cause all Subsidiaries to conduct their respective business in a lawful manner and in material compliance with all applicable laws, ordinances, rules, regulations, and orders; shall cause all Subsidiaries to maintain in good standing all licenses and organizational or other qualifications reasonably necessary to its business and existence; and shall not permit any Subsidiaries to engage in any business not authorized by and not in accordance with their respective Organizational Documents and other governing documents.

6.5                                 Subsidiaries

Borrower covenants that:

a.                                       Borrower shall at all times be the sole shareholder, member and owner of any equity or ownership interest in each of the Subsidiaries and shall own one hundred percent (100%) of such stock and equity and ownership interests; provided, however, that VisionTec may be owned by Shayna.

b.                                      CL I, CL II, CL III and Contacts Japan will remain dormant and will not engage in any active operations without the prior written consent of Lender.

c.                                       The Subsidiaries shall not materially change the nature of their respective businesses and operations without the prior written consent of Lender, which consent will not be unreasonably withheld.  Lender hereby consents to the relocation by Lens 1st of a significant portion of its operations from Michigan to Utah.

d.                                      Borrower will not permit any of the Subsidiaries to issue any stock, equity or ownership interest, warrant, option or other right of any nature to acquire any stock or equity or ownership interest in any of the Subsidiaries, except that Lender consents to the acquisition of stock in VisionTec by Shayna and the issuance of additional stock by VisionTec to Shayna, and to the issuance of stock or membership interests to Borrower to evidence investments authorized by Section 6.20 Loans and Investments.

e.                                       The stock and equity and ownership interests of Borrower which are Collateral shall at all times constitute one hundred percent (100%) of the issued and outstanding stock and equity and ownership interests of the Domestic Subsidiaries.

f.                                         The stock and equity and ownership interests of Borrower which are Collateral shall at all times constitute sixty-five percent (65%) of the issued and outstanding stock and equity and ownership interests of the Foreign Subsidiaries, except that the stock of VisionTec may be owned by Shayna.

6.6                                 Prior Consent for Amendment or Change

Borrower shall not, without Lender’s prior written consent which will not be unreasonably withheld, modify, amend, waive, or otherwise alter, or fail to enforce, its Organizational Documents.  Borrower shall not permit any of the Subsidiaries to modify, amend, waive, or otherwise alter, or fail to enforce, its Organizational Documents or other governing documents without Lender’s prior written consent, which will not be unreasonably withheld.

6.7                                 Payment of Taxes and Obligations

Borrower shall pay when due all taxes, assessments, and governmental charges and levies on Borrower’s assets, business, and income, and all material obligations of Borrower of whatever nature, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.

6.8                                 Financial Statements and Reports

Borrower shall provide Lender with such financial statements and reports regarding Borrower and the Subsidiaries as Lender may reasonably request.  Audited financial statements and reports shall be prepared in accordance with generally accepted accounting principles and shall fully and fairly represent Borrower’s and the Subsidiaries’ financial condition as of the date thereof and the results of Borrower’s and the Subsidiaries’ operations for the period or periods covered thereby.  Unaudited financial statements and reports shall fully and fairly represent Borrower’s and the Subsidiaries’ financial condition as of the date thereof and the results of Borrower’s and the Subsidiaries’ operations for the period or periods covered thereby and shall be consistent with other financial statements previously delivered to Lender.  All audited and unaudited financial statements and reports shall be presented on a consolidated basis.

Until requested otherwise by Lender, Borrower shall provide the following financial statements, reports and notices to Lender:

a.                                       Annual audited financial statements with an unqualified opinion for each fiscal year of Borrower and all Subsidiaries from an independent accounting firm and in a form reasonably acceptable to Lender, to be delivered to Lender within one hundred twenty (120) days of the end of the fiscal year.  Borrower shall also submit to Lender copies of any management letters or other reports submitted to Borrower and/or any Subsidiaries by independent certified public accountants in connection with examination of the financial statements of Borrower and the Subsidiaries made by such accountants.

b.                                      At all times when the Maximum Leverage Ratio exceeds two and five-tenths (2.5), Borrower shall provide monthly unaudited financial statements of Borrower and all Subsidiaries for each fiscal month.  At all times when the Maximum Leverage Ratio is equal to or less than two and five-tenths (2.5), Borrower shall provide quarterly unaudited financial statements of Borrower and all Subsidiaries for each fiscal quarter.  The monthly and quarterly unaudited financial statements shall be in a form reasonably acceptable to Lender.  The unaudited financial statements shall be delivered to Lender within forty-five (45) days of the end of each applicable fiscal month or quarter.  The quarterly unaudited financial statements may be those submitted by Borrower to the SEC in connection with its 10Q report or, if not, shall, and the monthly unaudited financial statements shall, include a certification by the chief financial officers or chief executive officers of Borrower and the Subsidiaries that the monthly or quarterly financial statements fully and fairly represent Borrower’s and the Subsidiaries’ financial condition as of the date thereof and the results of operations for the period covered thereby and are consistent with other financial statements previously delivered to Lender.

c.                                       Promptly after the sending or filing thereof, Borrower shall provide to Lender copies of all proxy statements, financial statements, and reports which Borrower sends to its stockholders or investors, and copies of all regular, periodic, and special reports, and all registration statements which Borrower files with the Securities and Exchange Commission, any governmental authority which may be substituted therefor, with any national securities exchange, or with any similar state authority; provided, however, that Borrower shall not be required to deliver information under this Section 6.7(c) that has already been delivered to Lender under Sections 6.7(a) and 6.7(b) above.

d.                                      Each financial statement shall be accompanied by a compliance certificate in a form reasonably acceptable to Lender certifying that Borrower is in compliance with all terms and conditions of this Loan Agreement, including compliance with the financial covenants provided in Section 6.9 Financial Covenants.  The compliance certificate shall include the data and calculations supporting all financial covenants, whether in compliance or not, and shall be signed by the chief executive officer, chief financial officer or vice president of finance of Borrower.

6.9                                 Financial Covenants

Except as otherwise provided herein, each of the accounting terms used in this Section 6.9 shall have the meanings used in accordance with generally accepted accounting principles consistent with those used in preparation of the financial statements of Borrower and the Subsidiaries submitted to Lender.  Financial covenants shall be determined on a consolidated basis.

a.                                       Working Capital.  Borrower will maintain at all times an excess of current assets over current liabilities of not less than five million two hundred fifty thousand dollars ($5,250,000.00), excluding outstanding principal owing on the Promissory Note and excluding the current portion of long term liabilities.

b.                                      Capital Expenditures.  Borrower will not make any expenditures for tangible fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures made by Borrower would exceed nine million dollars ($9,000,000.00) for Borrower’s fiscal year 2004, fourteen million dollars ($14,000,000.00) for Borrowers fiscal year 2005, and seventeen million dollars ($17,000,000.00) for each Borrower’s fiscal year thereafter.  Amounts not expended in any fiscal year may be carried over to the next fiscal year for purposes of this calculation.

c.                                       Maximum Leverage Ratio.  Borrower will at all times maintain a Trailing Twelve Month ratio of Total Borrowed Debt to EBITDA of three and five-tenths (3.5) until the end of the fiscal quarter ending approximately June 30, 2004, three (3.0) thereafter until the end of the fiscal quarter ending approximately December 31, 2004, and two and five-tenths (2.5) thereafter.

Total Borrowed Debt means (i) indebtedness or liability of Borrower for borrowed money, (ii) obligations of Borrower as a lessee under capital leases, (iii) all guarantees (excluding inter-company guarantees between Borrower and Subsidiaries or between Subsidiaries), endorsements (other than for collection or deposit in the ordinary course of business), (iv) other contingent obligations to purchase (excluding purchase orders prior to delivery of the subject goods or performance of the subject services) to provide funds for payment, to supply funds to invest in any person or entity, or otherwise assure a creditor against loss (but excluding all VisionTec Acquisition Debt), (v) accounts payable to trade creditors for goods or services which are more than one hundred twenty (120) days past due, and (vi) the face amount of all outstanding letters of credit issued for the account of Borrower.

d.                                      Minimum Fixed Charge Coverage Ratio.  Borrower will at all times maintain a ratio of (i) Trailing Twelve Month EBITDA minus Replacement Capital Expenditures minus Trailing Twelve Month Cash Taxes to (ii) Trailing Twelve Month Net Cash Interest Expense plus current maturities of long term debt (excluding the principal balance outstanding and due under the Promissory Note at maturity and excluding current maturities of the VisionTec Acquisition Debt), of one and two-tenths (1.2) until the end of the fiscal quarter ending approximately September 30, 2004, one and four-tenths (1.4) thereafter until the end of the fiscal quarter ending approximately March 31, 2005, and one and five-tenths (1.5) thereafter.

Replacement Capital Expenditures means one million five hundred thousand dollars ($1,500,000.00) for Borrower’s fiscal year 2004, two million dollars ($2,000,000.00) for Borrower’s fiscal year 2005, and two million five hundred thousand dollars ($2,500,000.00) for each of Borrower’s fiscal years thereafter.

Cash Taxes means expenditures paid for foreign, federal and state income taxes.

Net Cash Interest Expense means interest expenses paid minus interest income received.

e.                                       Net Worth.  Borrower will maintain at all times a net worth of not less than fifty million dollars ($50,000,000.00) until the end of the fiscal quarter ending approximately December 31, 2004, fifty-five million ($55,000,000.00) thereafter until the end of the fiscal quarter ending approximately December 31, 2005, and sixty-five million dollars ($65,000,000.00) thereafter.

Net worth means the excess of total assets over total liabilities.

6.10                           Insurance

Borrower shall maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance shall name Lender as a loss payee and an additional insured and may provide for reasonable deductibility from coverage thereof.  Borrower shall provide copies of policies or certificates of coverage evidencing such insurance is in place upon request of Lender and with all annual financial statements.

6.11                           Inspection

Borrower shall, and shall cause the Subsidiaries to, permit Lender or any representative of Lender from time to time upon at least two (2) Banking Business Days prior notice and within normal business hours to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the properties and assets of, Borrower and the Subsidiaries, and to discuss the affairs, finances, and accounts of Borrower and the Subsidiaries with any of Borrower’s or the Subsidiaries’ officers and directors and with Borrower’s and the Subsidiaries’ independent accountants.

6.12                           Operation of Business

Except as disclosed in Borrower’s prospectus and other filings with the SEC prior to the Effective Date, Borrower shall maintain, and cause the Subsidiaries to maintain, all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, materially necessary to conduct their respective businesses and Borrower shall not violate, or allow the Subsidiaries to violate, any valid rights of others with respect to any of the foregoing.  Borrower and the Subsidiaries shall continue to engage in a business of the same general type as now conducted.

6.13                           Maintenance of Records and Properties

Borrower and the Subsidiaries shall keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of Borrower and the Subsidiaries.  Borrower shall maintain, keep and preserve, and cause the Subsidiaries to maintain, keep and preserve, all of their respective properties (tangible and intangible) necessary or useful in the proper conduct of their businesses in good working order and condition, ordinary wear and tear excepted.

6.14                           Notice of Claims

Borrower and the Subsidiaries shall promptly notify Lender in writing, unless Borrower has made or will make such disclosure in its filings with the SEC and provided a copy thereof to Lender, of all actions, suits or proceedings filed or threatened against or affecting Borrower or the Subsidiaries in any court or before any governmental commission, board, or authority which, if adversely determined, would have a Material Adverse Effect.

6.15                           Environmental Covenants

Borrower covenants that it will:

a.                                       Not permit the presence, use, disposal, storage or release of any Hazardous Materials on, in, or under the Real Property, except in the ordinary course of Borrower’s business under conditions that are generally recognized to be appropriate and safe and that are in strict compliance with all applicable Environmental Health and Safety Laws.

b.                                      Not permit any substance, activity or Environmental Condition on, in, under or affecting the Real Property which is in violation of any Environmental Health and Safety Laws.

c.                                       Comply with the provisions of all Environmental Health and Safety Laws.

d.                                      Notify Lender immediately of any discharge of Hazardous Materials, Environmental Condition, or environmental complaint or notice received from any governmental agency or any other party.

e.                                       Upon any discharge of Hazardous Materials or upon the occurrence of any Environmental Condition, immediately contain and remove the same in strict compliance with all Environmental Health and Safety Laws, promptly pay any fine or penalty assessed in connection therewith, and immediately notify Lender of such events.

f.                                         Permit Lender to inspect the Real Property for Hazardous Materials and Environmental Conditions, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto.

g.                                      From time to time upon Lender’s reasonable request not to exceed once per year, and at Borrower’s expense, provide a report (including all validated and unvalidated data generated for such reports) of a qualified independent environmental engineer acceptable to Lender, satisfactory to Lender in scope, form, and content, and provide to Lender such other and further assurances reasonably satisfactory to Lender, that Borrower is in compliance with these covenants concerning Hazardous Materials and Environmental Conditions, and that any past violation thereof has been corrected in compliance with all applicable Environmental Health and Safety Laws.

h.                                      Immediately advise Lender of any additional, supplemental, new, or other information concerning any Hazardous Materials or Environmental Conditions relating to the Real Property.

6.16                           Exclusive Negative Pledge

Borrower will not create, incur, assume, or suffer to exist, and will not permit the Subsidiaries to create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, deposit arrangement, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, other title retention agreement, or finance lease) of any nature, upon or with respect to any of Borrower’s or the Subsidiaries’ properties or assets, now owned or hereafter acquired, or sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement under which Borrower or the Subsidiaries appears as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, except (i) those contemplated by this Loan Agreement, (ii) those presently existing and securing Existing Debt, (iii) those approved in writing by Lender, (iv) purchase money security interests securing Permitted Debt, and (v) liens for taxes and assessments not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained.

Borrower will not enter into any covenant or agreement with any other lender, creditor, or any other party in which Borrower agrees to not create, incur, assume, or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, other title retention agreement, or finance lease) of any nature, upon or with respect to any of Borrower’s properties or assets, now owned or hereafter acquired, except as consented to in advance in writing by Lender.

Borrower shall cause each of the Subsidiaries to comply with the covenants of this Section 6.16 the same as if the covenants had been made by each of the Subsidiaries.

6.17                           Restriction on Debt

Borrower shall not create, incur, assume, or suffer to exist and will not permit the Subsidiaries to create, incur, assume, or suffer to exist any debt except Permitted Debt.

Borrower shall cause each of the Subsidiaries to comply with the covenants of this Section 6.17 the same as if the covenants had been made by each of the Subsidiaries.

6.18                           Mergers, Consolidations, and Purchase and Sale of Assets

Except for Permitted Acquisition Baskets, Borrower shall not wind up, liquidate, or dissolve itself, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any person or entity, or acquire all or substantially all of the assets or the business of any person or entity, without prior written consent of Lender, which consent shall not be unreasonably withheld.

Except for Permitted Acquisition Baskets and as provided in Section 6.22 Covenants for Post-Closing Events, Borrower shall not permit any of the Subsidiaries to wind up, liquidate, or dissolve itself, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any person or entity, or acquire all or substantially all of the assets or the business of any person or entity without prior written consent of Lender, which consent shall not be unreasonably withheld.

Permitted Acquisition Baskets means any merger involving Borrower or any of the Subsidiaries or any acquisitions by Borrower or any of the Subsidiaries of all or substantially all of the assets or business of any person or entity in which (i) if a merger, Borrower or the Subsidiary is the surviving entity; (ii) the acquired company operates or the assets are used in the same business lines as Borrower or any Subsidiaries; (iii) the value (whether cash or other consideration) paid by Borrower or the Subsidiary does not exceed two million five hundred thousand dollars ($2,500,000.00); and (iv) the aggregate value (whether cash or other consideration) paid by Borrower and all Subsidiaries for all acquired companies and assets during the Trailing Twelve Month period does not exceed five million dollars ($5,000,000.00).

The acquisition of VisionTec shall be excluded from and not counted in calculating the Permitted Acquisition Basket.

6.19                           Dividends

Borrower shall not (a) (i) declare or pay any cash dividends, (ii) purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, (iii) make any distribution of assets to its stockholders, investors, or equity holders, whether in cash, assets, or in obligations of Borrower, (iv) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock or equity interests, or (v) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or equity interests, (b) (i) at any time prior to December 31, 2005, (ii) at any time if an Event of Default has occurred which has not been waived or cured, (iii) if an Event of Default would result by such payment or action or exist after such payment or action, and (iv) if the aggregate amount or value of all such payments, distributions, and allocations would exceed ten million dollars ($10,000,000.00) in any fiscal year of Borrower.

6.20                           Loans and Investments

Borrower shall not make any loans to, or make any investments in, or pay any advances of any nature whatsoever to any person or entity, in an aggregate, outstanding amount greater than two million five hundred thousand dollars ($2,500,000.00), except (i) advances in the ordinary course of business to vendors, suppliers, and contractors; (ii) Permitted Subsidiary Loans; and (iii) investments in ClearLab and VisionTec and/or Shayna.

Borrower shall not permit any of the Subsidiaries to make any loans to, or make any investments in, or pay any advances of any nature whatsoever to any person or entity, except (i) advances in the ordinary course of business to vendors, suppliers and contractors; (ii) the investment of Shayna in VisionTec in connection with the acquisition of VisionTec; and (iii) investments, loans and advances by Foreign Subsidiaries in other Foreign Subsidiaries.

6.21                           Intercompany Transfers of Assets

Borrower shall not make and shall not allow to be made any transfers of assets between Borrower and any of the Subsidiaries or between any of the Subsidiaries except the Permitted Subsidiary Loans, payment of the Permitted Subsidiary Loans, loans and advances by Foreign Subsidiaries to other Foreign Subsidiaries and repayment of such loans and advances, the acquisition of VisionTec, transfers of intellectual property assets related to manufacturing processes and materials, and as consented to in writing by Lender.

6.22                           Covenants for Post-Closing Events

a.                                       Within thirty (30) days of the Effective Date, Borrower shall deliver to Lender an executed amendment to the Subordination Agreement dated July 22, 2002, executed by Lender, Borrower, ClearLab (then known as IGEL Acquisition Co. Pte. Ltd.), The Development Bank of Singapore Ltd, and Alliance Technology and Development Limited (in judicial management) in substantially the form attached hereto as Exhibit E.

b.                                      Within thirty (30) days of the Effective Date, Borrower shall provide all information, records, documents and information reasonably requested by Lender to assist Lender in identifying, describing, valuing, taking a security interest in, perfecting its security interest in, and performing due diligence concerning, the Intellectual Property Assets and Borrower shall execute and deliver such additional or replacement security agreements, collateral assignment agreements, notices, and other documents as may be reasonably requested by Lender concerning the Intellectual Property Assets.

c.                                       Within thirty (30) days of the Effective Date, Borrower shall cause to be delivered to Lender and opinion or opinions of counsel for ClearLab, Shayna and VisionTec, from a law firm or law firms or attorney acceptable to Lender, in substantially the form attached hereto as Exhibit F, dated as of the Effective Date.

d.                                      Within thirty (30) days of the Effective Date, Borrower shall:

(i)                                     Cause to be filed a termination of the UCC Financing Statement No. 2014448 9 filed on December 14, 2001, with the Delaware Secretary of State, with U.S. Bancorp as secured party.

(ii)                                  Provide to Lender copies of the following UCC Financing Statements filed with the Utah Division of Corporations and Commercial Code naming US Bancorp as secured party: Filing No. 203040200224 filed November 19, 2002 and Filing No. 205519200227 filed December 18, 2002.

(iii)                               If the UCC Financing Statements provided in (ii), above, cover any Collateral other than a purchase money security interest in specific equipment and proceeds thereof, Borrower shall provide a subordination or release from US Bancorp in a form acceptable to Lender, as to all such other Collateral.

e.                                       Within one hundred eighty (180) days of the Effective Date, Borrower shall cause Contacts Texas to be wound up and dissolved.

f.                                         Within thirty (30) days of the Effective Date, (i) Borrower shall cause to be delivered to Lender copies of the final documents for acquisition of VisionTec by Borrower and Shayna, copies of the final documents, if any, transferring ownership of

VisionTec from Borrower to Shayna, copies of the Organizational Documents of VisionTec, a copy of the Stock Ledger of VisionTec, copies of the outstanding stock certificates issued by VisionTec to Borrower and Shayna, and such other documents and records concerning the VisionTec acquisition as may be reasonably requested by Lender; and (ii) Borrower shall cause to be delivered to Lender an opinion or opinions of counsel for VisionTec, Borrower and Shayna, from a law firm or firms or attorney acceptable to Lender, addressing such matters concerning the acquisition of VisionTec by Borrower and Shayna as are reasonably requested by Lender, including closing of the VisionTec acquisition and the authorized, issued and outstanding stock of VisionTec and ownership thereof.

g.                                      Within thirty (30) days of the Effective Date, Borrower shall cause to be executed and delivered promissory notes evidencing the Existing ClearLab Subsidiary Loan, the Existing Lens 1st Subsidiary Loan, and the Existing Shayna Subsidiary Loan and Borrower shall endorse and deliver such promissory notes to Lender.

7.                                       Default

7.1                                 Events of Default

Time is of the essence of this Loan Agreement.  The occurrence of any of the following events, and if required, the giving of any notice and passage of the prescribed time period without cure, shall constitute a default under this Loan Agreement and under the Loan Documents and shall be termed an “Event of Default”:

a.                                       Borrower fails in the payment or performance of any obligation, covenant, agreement, or liability created by any of the Loan Documents.

b.                                      Any representation, warranty, or financial statement made by or on behalf of Borrower in any of the Loan Documents, or any document contemplated by the Loan Documents, is materially false or materially misleading.

c.                                       Default occurs or Borrower fails to comply with any term in any of the Loan Documents.

d.                                      Any indebtedness of Borrower or any of the Subsidiaries under any note, indenture, contract, agreement, or undertaking is accelerated, other than a DBS/ATD Default.

e.                                       Default or an event which, with the passage of time or the giving of notice or both, would constitute a default, by Borrower or any of the Subsidiaries, occurs on any note, indenture, contract, agreement, or undertaking, including any note, indenture, contract, agreement, or undertaking between Borrower and any of the Subsidiaries, other than a DBS/ATD Default.

f.                                         Borrower or any of the Subsidiaries is dissolved or substantially ceases business operations, except as permitted in this Loan Agreement.

g.                                      A receiver, trustee, or custodian is appointed for any part of Borrower’s or any of the Subsidiaries’ property, or any part of Borrower’s or any of the Subsidiaries’ property is assigned for the benefit of creditors.

h.                                      Any proceeding is commenced or petition filed under any bankruptcy or insolvency law by or against Borrower or any of the Subsidiaries.

i.                                          Any judgment or regulatory fine is entered against Borrower or any of the Subsidiaries which may materially affect Borrower or any of the Subsidiaries.

j.                                          Borrower or any of the Subsidiaries becomes insolvent or fails to pay its debts as they mature.

k.                                       Any Material Adverse Change occurs in Borrower’s or any Subsidiaries’ condition or any event occurs which may cause a Material Adverse Change in Borrower’s or any Subsidiaries’ condition.

Any Payment Default shall not be entitled to any notice nor any cure period.  Any Formula Default shall not be entitled to any notice but Borrower shall have three (3) Banking Business Days from the due date of the Compliance Certificate pursuant to Subsection 6.8d to cure such Formula Default.  If the Formula Default is cured within said three (3) Banking Business Days, then Lender may not exercise any rights or remedies based upon that Formula Default.  Any other Event of Default shall be subject to Lender first giving Borrower notice of such default and Borrower shall have fifteen (15) days from the date of giving such notice to cure such Event of Default.  If the Event of Default is cured within said fifteen day period, then Lender may not exercise any rights or remedies based upon that Event of Default.

7.2                                 No Waiver of Event of Default

No course of dealing or delay or failure to assert any Event of Default shall constitute a waiver of that Event of Default or of any prior or subsequent Event of Default.

8.                                       Remedies

8.1                                 Remedies upon Event of Default

Upon the occurrence of an Event of Default, and at any time thereafter, all or any portion of the obligations due or to become due from Borrower to Lender, whether arising under this Loan Agreement, the Promissory Note, the Security Documents or otherwise, at the option of Lender and without notice to Borrower of the exercise of such option, shall accelerate and become at once due and payable in full, and Lender shall have all rights and remedies created by or arising from the Loan Documents, and all other rights and remedies existing at law, in equity, or by statute.

Additionally, Lender shall have the right, immediately and without prior notice or demand, to set off against Borrower’s obligations to Lender, whether or not due, all money and other amounts owed by Lender in any capacity to Borrower, including, without limitation, checking accounts, savings accounts, and other depository accounts, and Lender shall be deemed to have exercised such right of setoff and to have made a charge against any such money or amounts immediately upon occurrence of an Event of Default, even though such charge is entered on Lender’s books subsequently thereto.

8.2                                 Rights and Remedies Cumulative

The rights and remedies herein conferred are cumulative and not exclusive of any other rights or remedies and shall be in addition to every other right, power, and remedy that Lender may have, whether specifically granted herein or hereafter existing at law, in equity, or by statute.  Any and all such rights and remedies may be exercised from time to time and as often and in such order as Lender may deem expedient.

8.3                                 No Waiver of Rights

No delay or omission in the exercise or pursuance by Lender of any right, power, or remedy shall impair any such right, power, or remedy or shall be construed to be a waiver thereof.

9.                                       General Provisions

9.1                                 Restated Loan Agreement

This Loan Agreement and the Loan Documents replace and supersede the Existing Loan Agreement and the Existing Loan Documents, except that UCC Financing Statements filed in connection with the Existing Loan Documents may, at Lender’s option, remain of record and provide notice of the security interests granted by the Loan Documents.

9.2                                 Governing Agreement

In the event of conflict or inconsistency between this Loan Agreement and the other Loan Documents, excluding the Promissory Note, the terms, provisions and intent of this Loan Agreement shall govern.

9.3                                 Borrower’s Obligations Cumulative

Every obligation, covenant, condition, provision, warranty, agreement, liability, and undertaking of Borrower contained in the Loan Documents shall be deemed cumulative and not in derogation or substitution of any of the other obligations, covenants, conditions, provisions, warranties, agreements, liabilities, or undertakings of Borrower contained herein or therein.

9.4                                 Payment of Expenses and Attorney’s Fees

Borrower shall pay all reasonable expenses of Lender relating to the negotiation, drafting of documents, documentation of the Loan, and administration and supervision of the Loan, including, without limitation, filing fees and reasonable attorneys fees and legal expenses, whether incurred in making the Loan, in future amendments or modifications to the Loan Documents, or in ongoing administration and supervision of the Loan.

Upon occurrence of an Event of Default, Borrower agrees to pay all costs and expenses, including reasonable attorney fees and legal expenses, incurred by Lender in enforcing, or exercising any remedies under, the Loan Documents, and any other rights and remedies.

Borrower agrees to pay all expenses, including reasonable attorney fees and legal expenses, incurred by Lender in any bankruptcy proceedings of any type involving Borrower, the Loan Documents, or the Collateral, including, without limitation, expenses incurred in modifying or lifting the automatic stay, determining adequate protection, use of cash collateral or relating to any plan of reorganization.

9.5                                 Right to Perform for Borrower

Lender may, in its sole discretion and without any duty to do so, elect to discharge taxes, tax liens, security interests, or any other encumbrance upon the Collateral or any other property or asset of Borrower, to pay any filing, recording, or other charges payable by Borrower, or to perform any other obligation of Borrower under this Loan Agreement or under the Security Documents, in the event that Borrower is in default under the terms of the Loan Documents.

9.6                                 Assignability

Borrower may not assign or transfer any of the Loan Documents and any such purported assignment or transfer is void.

Lender may assign or transfer any of the Loan Documents.  Funding of this Loan may be provided by an affiliate of Lender.

9.7                                 Third Party Beneficiaries

The Loan Documents are made for the sole and exclusive benefit of Borrower and Lender and are not intended to benefit any other third party.  No third party may claim any right or benefit or seek to enforce any term or provision of the Loan Documents.

9.8                                 Governing Law

The Loan Documents shall be governed by and construed in accordance with the laws of the State of Utah, except to the extent that any such document expressly provides otherwise.

9.9                                 Severability of Invalid Provisions

Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10                           Interpretation of Loan Agreement

The article and section headings in this Loan Agreement are inserted for convenience only and shall not be considered part of the Loan Agreement nor be used in its interpretation.

All references in this Loan Agreement to the singular shall be deemed to include the plural and vice versa and references in the collective or conjunctive shall also include the disjunctive unless the context otherwise clearly requires a different interpretation.

9.11                           Survival and Binding Effect of Representations, Warranties, and Covenants

All agreements, representations, warranties, and covenants made herein by Borrower shall survive the execution and delivery of this Loan Agreement and shall continue in effect so long as any obligation to Lender contemplated by this Loan Agreement is outstanding and unpaid, notwithstanding any termination of this Loan Agreement.  All agreements, representations, warranties, and covenants made herein by Borrower shall survive any bankruptcy proceedings involving Borrower, to the extent permissible under applicable bankruptcy laws.  All agreements, representations, warranties, and covenants in this Loan Agreement shall bind the party making the same, its successors and, in Lender’s case, assigns, and all rights and remedies in this Loan Agreement shall inure to the benefit of and be enforceable by each party for whom made, their respective successors and, in Lender’s case, assigns.

9.12                           Indemnification

Borrower shall indemnify Lender for any and all claims and liabilities, and for damages which may be awarded or incurred by Lender, and for all reasonable attorney fees, legal expenses, and other out-of-pocket expenses incurred in defending such claims, arising from or related in any manner to the negotiation, execution, or performance by Lender of any of the Loan Documents, but excluding any such claims based upon breach or default by Lender or gross negligence or willful misconduct of Lender.

Lender shall have the sole and complete control of the defense of any such claims.  Lender is hereby authorized to settle or otherwise compromise any such claims as Lender in good faith determines shall be in its best interests.

9.13                           Environmental Indemnification

Borrower shall indemnify Lender for any and all claims and liabilities, and for damages which may be awarded or incurred by Lender, and for all reasonable attorney fees, legal expenses, and other out-of-pocket expenses arising from or related in any manner, directly or indirectly, to (i) Hazardous Materials located on, in, or under the Real Property; (ii) any Environmental Condition on, in, or under the Real Property; (iii) violation of or non-compliance with any Environmental Health and Safety Law; (iv) any breach or violation of Section 5.11 Environmental Representations and Warranties and/or Section 6.15 Environmental Covenants; and/or (v) any activity or omission, whether occurring on or off the Real Property, whether prior to or during the term of the loans secured hereby, and whether by Borrower or any other person or entity, relating to Hazardous Materials or an Environmental Condition.  The indemnification obligations of Borrower under this Section shall survive any reconveyance, release, or foreclosure of the Real Property, any transfer in lieu of foreclosure, and satisfaction of the obligations secured hereby.

Lender shall have the sole and complete control of the defense of any such claims.  Lender is hereby authorized to settle or otherwise compromise any such claims as Lender in good faith determines shall be in its best interests.

9.14                           Interest on Expenses and Indemnification, Collateral, Order of Application

All expenses, out-of-pocket costs, attorneys fees and legal expenses, amounts advanced in performance of obligations of Borrower, and indemnification amounts owing by Borrower to Lender under or pursuant to this Loan Agreement, the Promissory Note, and/or any Security Documents shall be due and payable upon demand.  If not paid upon demand, all such obligations shall bear interest at the default rate provided in the Promissory Note from the date of disbursement until paid to Lender, both before and after judgment.  Lender is authorized to disburse funds under the Promissory Note for payment of all such obligations.

Payment of all such obligations shall be secured by the Collateral and by the Security Documents.

All payments and recoveries shall be applied to payment of the foregoing obligations, the Promissory Note, and all other amounts owing to Lender by Borrower in such order and priority as determined by Lender.  Unless provided otherwise in the Promissory Note, payments on the Promissory Note shall be applied first to accrued interest and the remainder, if any, to principal.

9.15                           Limitation of Consequential Damages

Except for acts by Lender of gross negligence or willful misconduct, Lender and its officers, directors, employees, representatives, agents, and attorneys, shall not be liable to Borrower for consequential damages arising from or relating to any breach of contract, tort, or other wrong in connection with the negotiation, documentation, administration or collection of the Loan.

9.16                           Waiver and Release of Claims

Borrower (i) represents that it has no defenses to or setoffs against any indebtedness or other obligations owing to Lender or its affiliates (the “Obligations”), nor claims against Lender or its affiliates for any matter whatsoever, related or unrelated to the Obligations, and (ii) releases Lender and its affiliates from all claims, causes of action, and costs, in law or equity, existing as of the date of this Loan Agreement, which Borrower has or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Obligations, including the subject matter of this Loan Agreement.  This provision shall not apply to claims for performance of express contractual obligations owing to Borrower by Lender or its affiliates.

9.17                           Revival Clause

If the incurring of any debt by Borrower or the payment of any money or transfer of property to Lender by or on behalf of Borrower should for any reason subsequently be determined to be “voidable” or “avoidable” in whole or in part within the meaning of any state or federal law (collectively “voidable transfers”), including, without limitation, fraudulent conveyances or preferential transfers under the United States Bankruptcy Code or any other federal or state law, and Lender is required to repay or restore any voidable transfers or the amount or any portion thereof, or upon the advice of Lender’s counsel is advised to do so, then, as to any such amount or property repaid or restored, including all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower shall automatically be revived, reinstated and restored and shall exist as though the voidable transfers had never been made.

9.18                           Arbitration

ARBITRATION DISCLOSURES:

1.                                       ARBITRATION IS FINAL AND BINDING ON THE PARTIES AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT.

2.                                       IN ARBITRATION THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT, INCLUDING THEIR RIGHT TO A JURY TRIAL.

3.                                       DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT.

4.                                       ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING IN THEIR AWARDS.  THE RIGHT TO APPEAL OR TO SEEK MODIFICATION OF ARBITRATORS’ RULINGS IS VERY LIMITED.

5.                                       A PANEL OF ARBITRATORS MIGHT INCLUDE AN ARBITRATOR WHO IS OR WAS AFFILIATED WITH THE BANKING INDUSTRY.

6.                                       IF YOU HAVE QUESTIONS ABOUT ARBITRATION, CONSULT YOUR ATTORNEY OR THE AMERICAN ARBITRATION ASSOCIATION.

a.                                       Any claim or controversy (“Dispute”) between or among the parties and their employees, agents, affiliates, and assigns, including, but not limited to, Disputes arising out of or relating to the Loan, the Collateral, the Loan Documents, this arbitration provision (“arbitration clause”), or any related agreements or instruments relating hereto or delivered in connection herewith (“Related Agreements”), and including but not limited to a Dispute based on or arising from an alleged tort, shall at the request of any party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association (the “Administrator”).  The provisions of this arbitration clause shall survive any termination, amendment, or expiration of this Loan Agreement or Related Agreements.  The provisions of this arbitration clause shall supersede any prior arbitration agreement between or among the parties.

b.                                      The arbitration proceedings shall be conducted in a city mutually agreed by the parties.  Absent such an agreement, arbitration will be conducted in Salt Lake City, Utah or such other place as may be determined by the Administrator.  The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)’ award issued within one hundred fifty (150) days of the filing of the Dispute with the Administrator.  The arbitrator(s) shall have the authority to impose sanctions on any party that fails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice.  The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this Loan Agreement, this arbitration clause, or Related Agreements, including any claim or controversy regarding the arbitrability of any Dispute.  All limitations periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether any Dispute or defense is barred by a limitations period and, if so, to summarily enter an award dismissing any Dispute or defense on that basis.  The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a party must state as a counterclaim in the arbitration proceeding any claim or controversy which arises out of the transaction or occurrence that is the subject matter of the Dispute.  The arbitrator(s) may in the arbitrator(s)’ discretion and at the request of any party:  (i) consolidate in a single arbitration proceeding any other claim arising out of the same transaction involving another party that is substantially related to the Dispute where that other party to that transaction that is bound by an arbitration clause with Lender, such as borrowers, guarantors, sureties, and owners of collateral and (ii) consolidate or administer multiple arbitration claims or controversies as a class action in accordance with the provisions of Rule 23 of the Federal Rules of Civil Procedure.

c.                                       The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator.  A single arbitrator shall have expertise in the subject matter of the Dispute.  Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney.  The arbitrator(s) shall award to the prevailing party recovery of all costs and fees (including attorneys’ fees and costs, arbitration administration fees and costs, and arbitrator(s)’ fees).  The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies including but not limited to an award of injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver.

d.                                      Judgment upon an arbitration award may be entered in any court having jurisdiction, subject to the following limitation:   the arbitration award is binding upon the parties only if the amount does not exceed four million dollars ($4,000,000.00); if the award exceeds that limit, any party may demand the right to a court trial.  Such a demand must be filed with the Administrator within thirty (30) days following the date of the arbitration award; if such a demand is not made within that time period, the amount of the arbitration award shall be binding.  The computation of the total amount of an arbitration award shall include amounts awarded for attorneys’ fees and costs, arbitration administration fees and costs, and arbitrator(s)’ fees.

e.                                       No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any party to: (i) judicially or non-judicially foreclose against any real or personal property collateral or other security; (ii) exercise self-help remedies, including but not limited to repossession and setoff rights; or (iii) obtain from a court having jurisdiction thereover any provisional or ancillary remedies including but not limited to injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver.  Such rights can be exercised at any time, before or after initiation of an arbitration proceeding, except to the extent such action is contrary to the arbitration award.  The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration, and any claim or controversy related to the exercise of such rights shall be a Dispute to be resolved under the provisions of this arbitration clause.  Any party may initiate arbitration with the Administrator.  If any party desires to arbitrate a Dispute asserted against such party in a complaint, counterclaim, cross-claim, or third-party complaint thereto, or in an answer or other reply to any such pleading, such party must make an appropriate motion to the trial court seeking to compel arbitration, which motion must be filed with the court within forty-five (45) days of service of the pleading, or amendment thereto, setting forth such Dispute.  If arbitration is compelled after commencement of litigation of a Dispute, the party obtaining an order compelling arbitration shall commence arbitration and pay the Administrator’s filing fees and costs within forty-five (45) days of entry of such order.

f.                                         Notwithstanding the applicability of any other law to this Loan Agreement, the arbitration clause, or Related Agreements between or among the parties, the Federal Arbitration Act, 9 U.S.C. § 1 et. seq., shall apply to the construction and interpretation of this arbitration clause.  If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect.

9.19                           Consent to Utah Jurisdiction and Exclusive Jurisdiction of Utah Courts

Borrower acknowledges that by execution and delivery of the Loan Documents Borrower has transacted business in the State of Utah and Borrower voluntarily submits to, consents to, and waives any defense to the jurisdiction of courts located in the State of Utah as to all matters relating to or arising from the Loan Documents and/or the transactions contemplated thereby.  EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER AND EXCEPT AS

PROVIDED IN THE ARBITRATION PROVISIONS ABOVE, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES, ARISING UNDER OR RELATING TO THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY. NO LAWSUIT, PROCEEDING, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER.

9.20                           Notices

All notices or demands by any party to this Loan Agreement shall, except as otherwise provided herein, be in writing and may be sent by certified mail, return receipt requested.  Notices so mailed shall be deemed received when deposited in a United States post office box, postage prepaid, properly addressed to Borrower or Lender at the mailing addresses stated herein or to such other addresses as Borrower or Lender may from time to time specify in writing.  Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

Mailing addresses:

Lender:

Zions First National Bank

Commercial Banking Division

UT KC15 0321

10 E. South Temple, Suite 1500

Salt Lake City, Utah  84133

Attention:  Jim C. Stanchfield, Vice President

With a copy to:

Snell & Wilmer, L.L.P.

Gateway Tower West

15 West South Temple, Suite 1200

Salt Lake City, Utah 84101

Attention:  John A. Beckstead

Borrower:

1-800 CONTACTS, INC.

66 E. Wadsworth Park Drive

Draper, Utah 84020

Attention:  Brian W. Bethers, President

with a copy to:

1-800 CONTACTS, INC.

66 E. Wadsworth Park Drive

Draper, Utah 84020

Attention:  Joe Zeidner, Corporate Counsel

9.21                           Duplicate Originals; Counterpart Execution; Fax Delivery

Two or more duplicate originals of the Loan Documents may be signed by the parties, each duplicate of which shall be an original but all of which together shall constitute one and the same instrument.

This Loan Agreement may be executed in several counterparts, without the requirement that all parties sign each counterpart.  Each of such counterparts shall be an original, but all counterparts together shall constitute one and the same instrument.

Any party may deliver this executed Loan Agreement by sending its signature page to this Loan Agreement to Lender or Lender’s counsel by facsimile transmission (fax).  Such delivery shall be binding and effective the same as if the original executed document had been delivered; provided that Lender may elect to require delivery of the original executed signature of Borrower in the presence of Lender or its representative as a condition to funding.

9.22                           Disclosure of Financial and Other Information

Borrower hereby consents to Lender disclosing to any other lender who may participate in the Loan any and all information, knowledge, reports, and records, including, without limitation, financial statements, relating in any manner whatsoever to the Loan and Borrower.

9.23                           Integrated Agreement and Subsequent Amendment

The Loan Documents constitute the entire agreement between Lender and Borrower, and may not be altered or amended except by written agreement signed by Lender and Borrower.  PURSUANT TO UTAH CODE SECTION 25-5-4, BORROWER IS NOTIFIED THAT THESE AGREEMENTS ARE A FINAL EXPRESSION OF THE AGREEMENT BETWEEN LENDER AND BORROWER AND THESE AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

All prior and contemporaneous agreements, arrangements and understandings between the parties hereto as to the subject matter hereof are, except as otherwise expressly provided herein, rescinded.

Effective Date: February 27, 2004

Lender:

Zions First National Bank

By:
Jim C. Stanchfield
Vice President

Borrower:

1-800 CONTACTS, INC.

By:
Robert G. Hunter
Vice President of Finance and Treasurer

EXHIBIT A

PROMISSORY NOTE

(REDUCING REVOLVING LINE OF CREDIT)

EXHIBIT B

FORM OF GENERAL RELEASE

EXHIBIT C

LIST OF ORGANIZATIONAL DOCUMENTS OF SUBSIDIARIES

EXHIBIT D

SCHEDULE OF EXISTING THIRD PARTY DEBT AND
COLLATERAL OF BORROWER AND SUBSIDIARIES

EXHIBIT E

FORM OF AMENDMENT TO SUBORDINATION AGREEMENT

EXHIBIT F

FORM OF OPINION OF COUNSEL FOR FOREIGN SUBSIDIARIES